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                                                                    EXHIBIT 99.1


                                  MESABI TRUST
                                  PRESS RELEASE


NEW YORK, NEW YORK

APRIL 30, 2002


On April 24, 2002, Cleveland-Cliffs, Inc. (CCI), the parent corporation of Northshore Mining Corporation, announced that fiscal year 2002 iron ore pellet production for the Northshore Mining Corporation, the lessee/operator of the Mesabi Trust lands, is expected to be between 3.5 and 4.0 million tons. This estimate of iron ore pellet production for the Northshore facility revises and increases the previously forecast production of 3.0 million tons of iron ore pellets as announced by CCI and reported by the Mesabi Trust.

As stated in the Trust's April 24, 2002 Form 10-K, CCI entered into a fifteen-year supply contract with International Steel Group Inc. (ISG) to act as its exclusive supplier of iron ore pellets. In its April 24, 2002 press release, CCI cited its supply contract with ISG as the reason for the increase in the aggregate production forecasts for the mines it operates. Nevertheless, neither Northshore nor CCI has advised Mesabi Trust as to its expected 2002 shipments or what percentage of 2002 shipments will be from the Mesabi Trust's lands. The volume of shipments in each calendar quarter determines the amount of base overriding royalties due to Mesabi Trust.

This news release contains certain forward-looking statements with respect to iron ore production at Northshore in 2002, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Actual production and shipments of iron ore pellets could differ materially from current expectations due to inherent risks such as to ISG's demand for iron ore pellets under its contract with CCI, lower demand for steel and/or iron ore generally, general economic conditions, higher steel imports, processing difficulties or other factors. Although the Mesabi Trustees believe that its forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially.


Contact:  Mesabi Trust SHR Unit
          Deutsche Bank Trust Company Americas
          615-835-2749